Exhibit 99

                 Vishay Reports Results for First Quarter 2007

     MALVERN, Pa.--(BUSINESS WIRE)--April 30, 2007--Vishay Intertechnology, Inc. (NYSE:VSH):

     -- Sales for first quarter 2007 increased by $22.7 million, or 3.6%, compared to fourth quarter 2006.

     -- Net earnings of $0.25 per diluted share for the first quarter 2007 have been negatively affected by the after tax impact of certain items (enumerated below) of $0.01 per share for adjusted earnings per share of $0.26.

     -- Orders increased by 10% in first quarter 2007 compared to the fourth quarter 2006.

     --   Operating margin in first quarter 2007 at 10.0%.

     -- During April, integrated the Power Control Systems business acquired from International Rectifier into the Vishay organization and acquired PM Onboard, a transducer systems company.

     Dr. Felix Zandman, Executive Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE:VSH), announced today that net revenues for the fiscal quarter ended March 31, 2007 were $658.2 million, compared to $631.1 million for the fiscal quarter ended April 1, 2006. Net earnings for the fiscal quarter ended March 31, 2007 were $50.0 million, or $0.25 per diluted share, compared with net earnings for the fiscal quarter ended April 1, 2006 of $38.2 million, or $0.20 per diluted share.

     Net earnings of $50.0 million, or $0.25 per diluted share, for the fiscal quarter ended March 31, 2007 were impacted by restructuring and severance costs of $2.0 million, or $0.01 per share net of tax.

     Net earnings of $38.2 million, or $0.20 per diluted share, for the fiscal quarter ended April 1, 2006 were impacted by pre-tax charges for restructuring and severance costs and related asset write-downs of $0.8 million, losses resulting from adjustments to previously existing purchase commitments of $3.3 million and an $8.2 million write-down of tantalum inventories to then-current market value. These items and their tax-related consequences had a negative $0.05 effect on earnings per share.

     Commenting on the results for the first quarter 2007, Dr. Paul stated, "Vishay had a strong start into the year 2007. Solid demand from substantially all regions and end markets resulted in a higher level of revenues than anticipated. Orders for the first quarter were up by 10% compared to the previous quarter. Gross margins for the first quarter 2007 recovered to 26.6% from a disappointing 24.4% in the fourth quarter 2006. Operating margins were at a respectable 10.0%.

     "During April we integrated International Rectifier's Power Control Systems
(PCS) business into the Vishay organization. We expect it to be slightly accretive already in the current quarter. In accordance with previous statements, we project a contribution of approximately $14 million from the IR acquisition to Vishay's operating profit for the first quarter 2008."

     Commenting on the outlook for the second quarter 2007, Dr. Paul continued, "We guide for sales in the range of $730 million to $750 million, which includes expected sales for the acquired International Rectifier business of $65 million to $70 million. We are experiencing unbroken demand from our end customers and we expect another successful year in terms of profitability and cash generation."

     Commenting on the Company's acquisition activities, Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer, stated, "On April 1, we completed the acquisition of International Rectifier's PCS business. The acquired product lines, which complement Vishay's existing product portfolio, consist of planar high-voltage MOSFETs, Schottky diodes, diode rectifiers, fast-recovery diodes, high-power diodes and thyristors, power modules (a combination of power diodes, thyristors, MOSFETs, and IGBTs), and automotive modules and assemblies. The extension of Vishay's product offerings in the high-voltage and high-power range for discrete semiconductors represents another step in Vishay's successful strategy of being able to offer one-stop-shop service for discrete electronic components."

     Dr. Zandman continued, "In April as well we successfully completed the offer to acquire the whole of the issued share capital of UK based PM Group Plc. We intend to only retain PM Group's on-board vehicle weighing business, PM Onboard. The total net cost to Vishay for this business is approximately GBP
13.2 million ($26.5 million). Revenues for PM Group's on-board vehicle weighing business were in the year ended December 31, 2006 GBP 15.4 million ($30.8 million). PM Onboard is an advanced designer and manufacturer of systems used in the weighing and process control industries. This strategic acquisition fits Vishay's plan for vertical integration in its Measurements Group--to expand from the base technology of strain gages where Vishay is the market leader to transducers and instruments to weighing systems and process control. This acquisition will provide for Vishay's Measurements Group the foundation for growth in Europe in the market for bulk haulage. In addition, the expertise of PM Onboard can be used in the Americas and Asia to expand beyond bulk haulage into other areas of weighing systems and process control."

     Commenting on the Company's R&D activities, Dr. Zandman continued, "Our R&D programs are on target. The share of new products released to the market is constantly increasing."

     A conference call to discuss first quarter financial results is scheduled for Monday, April 30, 2007 at 10:00 a.m. (EDT). The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is #5482879.

     There will be a replay of the conference call from 12:30 p.m. (EDT) on Monday, April 30, 2007 through 11:59 p.m. (EDT) on Saturday, May 5, 2007. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is #5482879.

     There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

     Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE
(VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

     Statements contained herein that relate to the Company's future performance, including statements with respect to trends in revenues, bookings, and margins and the anticipated future benefits of the Company's product, acquisition, research and development and cost reduction strategies are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve; difficulties in integrating acquired companies, including International Rectifier's PCS business and the PM Group on-board vehicle weighing business, the inability to realize anticipated synergies and expansion possibilities and other unanticipated conditions adversely affecting the operating of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; an inability to attract and retain highly qualified personnel, particularly in respect of our acquired businesses; difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, under-utilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting the Company's operations, markets, products, services, and prices that are set forth in its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. You are urged to refer to the Company's Form 10-K for a detailed discussion of these factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

     Management believes that stating the impact on net earnings of items such as restructuring and severance, asset write-downs, charges for in-process research and development, gains or losses on purchase commitments, special tax items and other items not reflecting on-going operating activities is meaningful to investors because it provides insight with respect to intrinsic operating results of the Company and, management believes, is a common measure of performance in the industries in which the Company competes. Investors should be aware, however, that this is a non-GAAP measure of performance and should not be considered as a substitute for the comparable GAAP measure.


VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)


                                               Fiscal quarter ended
                                             March 31,      April 1,
                                               2007          2006
                                            ------------  ------------

Net revenues                                $   658,192   $   631,086
Costs of products sold (a)                      483,041       471,286
Loss on purchase commitments                          -         3,303
                                            ------------  ------------
Gross profit                                    175,151       156,497
   Gross margin                                    26.6%         24.8%

Selling, general, and administrative
 expenses                                       106,988        95,852
Restructuring and severance costs and
 related asset write-downs                        2,026           778
                                            ------------  ------------
Operating income                                 66,137        59,867
   Operating margin                                10.0%          9.5%

Other income (expense):
   Interest expense                              (7,191)       (8,657)
   Minority interest                               (289)         (186)
   Other                                          7,085         4,281
                                            ------------  ------------
      Total other income (expense) - net           (395)       (4,562)
                                            ------------  ------------

Earnings before taxes                            65,742        55,305

Income taxes                                     15,778        17,145
                                            ------------  ------------

Net earnings                                $    49,964   $    38,160
                                            ============  ============


Basic earnings per share                    $      0.27   $      0.21

Diluted earnings per share                  $      0.25   $      0.20

Weighted average shares outstanding - basic     184,466       184,272

Weighted average shares outstanding -
 diluted                                        214,830       218,611


(a) The fiscal quarter ended April 1, 2006 includes write-downs of tantalum inventories of $8,228 within costs of products sold.


VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)


                                             March 31,    December 31,
                                               2007          2006
                                            ------------  ------------
Assets                                      (Unaudited)
Current assets:
   Cash and cash equivalents                $   333,253   $   671,586
   Accounts receivable - net                    394,201       351,656
   Inventories:
      Finished goods                            162,913       163,576
      Work in process                           205,783       194,734
      Raw materials                             179,380       178,543
   Deferred income taxes                         38,086        38,368
   Prepaid expenses and other current
    assets                                      123,620       128,784
                                            ------------  ------------
Total current assets                          1,437,236     1,727,247

Property and equipment, at cost:
   Land                                          95,076        94,803
   Buildings and improvements                   447,001       441,659
   Machinery and equipment                    1,848,600     1,818,660
   Construction in progress                      82,137        85,288
   Allowance for depreciation                (1,357,603)   (1,316,045)
                                            ------------  ------------
      Net property and equipment              1,115,211     1,124,365

Goodwill                                      1,444,490     1,463,992

Other intangible assets, net                    168,000       168,263

Cash held for acquisitions (b)                  333,414             -

Other assets                                    181,037       208,029
                                            ------------  ------------
      Total assets                          $ 4,679,388   $ 4,691,896
                                            ============  ============


VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)


                                             March 31,    December 31,
                                               2007          2006
                                            ------------  ------------
                                            (Unaudited)
Liabilities and stockholders' equity
Current liabilities:
   Notes payable to banks                   $        39   $       526
   Trade accounts payable                       128,314       145,919
   Payroll and related expenses                 137,728       132,922
   Other accrued expenses                       175,968       203,986
   Income taxes                                  46,519        47,333
   Current portion of long-term debt              2,186         3,728
                                            ------------  ------------
Total current liabilities                       490,754       534,414

Long-term debt less current portion             608,012       608,434
Deferred income taxes                            18,133        15,923
Deferred grant income                             4,287         5,732
Other liabilities                               120,563       155,963
Accrued pension and other postretirement
 costs                                          288,887       285,823

Minority interest                                 4,521         4,794

Stockholders' equity:
   Common stock                                  17,011        17,010
   Class B common stock                           1,436         1,436
   Capital in excess of par value             2,230,515     2,229,972
   Retained earnings (c)                        844,775       796,902
   Accumulated other comprehensive income        50,494        35,493
                                            ------------  ------------
      Total stockholders' equity              3,144,231     3,080,813
                                            ------------  ------------
         Total liabilities and
          stockholders' equity              $ 4,679,388   $ 4,691,896
                                            ============  ============


(b) Represents cash held in escrow for April 2007 acquisitions of the Power Control Systems business of International Rectifier Corporation and PM Group PLC.

(c) Reflects adjustment of $2,091 to initially apply the provisions of FASB Interpretation No. 48, adopted January 1, 2007.


VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Earnings Per Share
(Unaudited - In thousands except earnings per share)



                                               Fiscal quarter ended
                                             March 31,      April 1,
                                               2007          2006
                                            ------------  ------------

Numerator:

Numerator for basic earnings per share -
 net earnings                               $    49,964   $    38,160
Interest savings assuming conversion of
 dilutive convertible and exchangeable
 notes, net of tax                                4,005         4,799
                                            ------------  ------------
Numerator for diluted earnings per share -
 adjusted net earnings                      $    53,969   $    42,959
                                            ============  ============

Denominator:
Denominator for basic earnings per share -
 weighted average shares                        184,466       184,272

Effect of dilutive securities
   Convertible and exchangeable notes (d)        29,673        33,481
   Employee stock options                           585           769
   Other                                            106            89
                                            ------------  ------------
   Dilutive potential common shares              30,364        34,339
                                            ------------  ------------

Denominator for diluted earnings per share
 - adjusted weighted average shares             214,830       218,611
                                            ============  ============

Basic earnings per share                    $      0.27   $      0.21
                                            ============  ============

Diluted earnings per share                  $      0.25   $      0.20
                                            ============  ============


Diluted earnings per share for the periods presented do not reflect the following weighted-average potential common shares, as the effect would be antidilutive:


                                               Fiscal quarter ended
                                             March 31,      April 1,
                                               2007          2006
                                            ------------  ------------
Convertible and exchangeable notes:
   Convertible Subordinated Notes, due 2023           -             -
   LYONs, due 2021 (d)                                -             -
   Exchangeable Unsecured Notes, due 2102             -             -
Weighted average employee stock options           4,066         5,282
Weighted average warrants                         8,824         8,824

(d) The LYONs were redeemed in June 2006. Prior to redemption, they were convertible into 3,809 shares of common stock.


     CONTACT: Vishay Intertechnology, Inc.
              Richard N. Grubb, +1-610-644-1300
              or
              Peter G. Henrici, +1-610-644-1300